UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2016

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 14, 2016, ReWalk Robotics Ltd. (the “Company”) received a notification letter (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that the Company failed to comply with the minimum $50,000,000 market value of listed securities (“MVLS”) requirement for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A).   The Notice also indicated that the Company did not meet the alternative total assets and total revenue standard requirements under Nasdaq Listing Rule 5450(b)(3)(A).

Nasdaq stated in the Notice that in accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has been provided a compliance period of 180 calendar days, or until June 12, 2017, to regain compliance with the MVLS continued listing requirement.  MVLS is calculated by multiplying the total shares outstanding by the daily closing bid price. The Notice also states that if, at any time before June 12, 2017, the MVLS of the Company’s ordinary shares closes at $50,000,000 or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company with written notification that the Company has achieved compliance with the MVLS continued listing requirement and the matter will be closed.  The Company could also regain compliance with Nasdaq’s continued listing requirements by reporting stockholders’ equity of $10 million or more.

This Notice is simply a notice of deficiency, not of imminent delisting, and has no current effect on the listing or trading of ReWalk ordinary shares on The Nasdaq Global Market at this time. The Company’s ordinary shares will continue to trade under the symbol “RWLK”. Furthermore, even if the Company is unable to satisfy the listing criteria for The Nasdaq Global Market, the Company would be eligible to list on The Nasdaq Capital Market.

The Company is considering its plan to regain compliance with all applicable requirements for continued listing on The Nasdaq Global Market. The Notice stated that in the event that the Company does not regain compliance by June 12, 2017, Nasdaq will provide the Company with written notice that its securities are subject to delisting. At that time, the Company would be permitted to appeal the delisting determination to a Nasdaq Hearings Panel (the “Panel”) or, as noted above, to apply to transfer its ordinary shares to The Nasdaq Capital Market (provided that it satisfied the requirement for continued listing on that market). In the event of an appeal, the Company’s ordinary shares would remain listed on The Nasdaq Global Market pending a decision by the Panel following the hearing.

Forward-Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk’s future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this report are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk’s control. Important factors that could cause ReWalk’s actual results to differ materially from those indicated in the forward-looking statements include, among others: ReWalk’s expectations regarding future growth, including its ability to increase sales in its existing geographic markets and to expand to new markets; ReWalk’s ability to maintain and grow its reputation and to achieve and maintain market acceptance of its products; ReWalk’s ability to achieve reimbursement from third-party payors for its products; ReWalk’s expectations as to its clinical research program and clinical results; ReWalk’s expectations as to the results of, and the Food and Drug Administration’s potential regulatory actions with respect to, ReWalk’s mandatory post-market 522 surveillance study; the outcome of ongoing shareholder class action litigation relating to ReWalk’s initial public offering; ReWalk’s ability to repay its secured indebtedness; ReWalk’s ability to improve its products and develop new products; ReWalk’s ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; ReWalk’s ability to gain and maintain regulatory approvals; ReWalk’s ability to secure capital from its at-the-market equity distribution program based on the price range of its ordinary shares and conditions in the financial markets; ReWalk’s ability to use effectively the proceeds of its follow-on offering; ReWalk’s ability to maintain relationships with existing customers and develop relationships with new customers; and other factors discussed under the heading “Risk Factors” in ReWalk’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, filed with the U.S. Securities and Exchange Commission and other documents subsequently filed with or furnished to the U.S. Securities and Exchange Commission. Any forward-looking statement made in this report speaks only as of the date hereof. Factors or events that could cause ReWalk’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Kevin Hershberger
Name: Title:	Kevin Hershberger Chief Financial Officer

Dated: December 20, 2016